Exhibit 99.1

FOR IMMEDIATE RELEASE
Date: January 21, 2014
For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA
EVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. Reports Record Net Income Six Months Ended December 31, 2013

Catskill, N.Y. -- (BUSINESS WIRE) – January 21, 2014 -- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the six and three months ended December 31, 2013, which is the second quarter of the Company’s fiscal year ending June 30, 2014.  Net income for the six and three months ended December 31, 2013 was $3.5 million, or $0.83 per basic and $0.82 per diluted share, and $1.7 million, or $0.41 per basic and diluted share, respectively, as compared to $3.4 million, or $0.82 per basic and $0.81 per diluted share, and $1.7 million, or $0.40 per basic and $0.39 per diluted share, for the six and three months ended December 31, 2012, respectively.  Net income increased $46,000, or 1.3% when comparing the six months ended December 31, 2013 and 2012, and increased $56,000, or 3.4% when comparing the three months ended December 31, 2013 and 2012.

Donald Gibson, President & CEO stated, “I am pleased to report record net income for the six months ended December 31, 2013. It is also my pleasure to report a very important milestone in the Bank’s history - our 125th Anniversary is on January 22, 2014! As part of the celebration at 9:30 AM we have been given the honor of presiding over the NASDAQ Opening Bell Ceremony at the NASDAQ Market Tower, Times Square, NYC, NY.”

Selected highlights for the six and three months ended December 31, 2013 are as follows:

•	Net interest income decreased $145,000 to $10.6 million for the six months ended December 31, 2013 from $10.8 million for the six months ended December 31, 2012 and totaled $5.4 million for the three months ended December 31, 2013 and 2012. The change in net interest income resulted from the narrowing of the spread and margin when comparing the six and three months ended December 31, 2013 and 2012.
•	Net interest spread decreased 26 basis points to 3.32% as compared to 3.58% when comparing the six months ended December 31, 2013 and 2012, respectively. Net interest margin decreased 28 basis points to 3.39% for the six months ended December 31, 2013 as compared to 3.67% for the six months ended December 31, 2012. Net interest spread decreased 15 basis points to 3.32% as compared to 3.47% when comparing the three months ended December 31, 2013 and 2012, respectively. Net interest margin decreased 16 basis points to 3.39% for the three months ended December 31, 2013 as compared to 3.55% for the three months ended December 31, 2012. In the continuing low interest rate environment, the average rates on our interest earning assets has decreased more than the rates paid on our interest bearing-liabilities, and has been partially offset by growth in interest earning asset balances.
•	The provision for loan losses amounted to $821,000 and $985,000 for the six months ended December 31, 2013 and 2012, respectively, and was $508,000 and $541,000 for the three months ended December 31, 2013 and 2012, respectively. The level of allowance for loan losses to total loans receivable has decreased to 1.82% as of December 31, 2013 as compared to 1.92% as of June 30, 2013.

•	Net charge-offs amounted to $690,000 and $398,000 for the six months ended December 31, 2013 and 2012, respectively, an increase of $292,000. Net charge-offs amounted to $365,000 and $313,000 for the three months ended December 31, 2013 and 2012, respectively, an increase of $52,000.
•	Nonperforming loans amounted to $6.3 million and $6.9 million at December 31, 2013 and June 30, 2013, respectively. Nonperforming loans remain high compared to our historical levels as a result of adverse changes in the economy and local unemployment, which have been compounded by the extended length of time required to complete foreclosures in New York State.
•	Noninterest income increased $91,000, or 3.5%, to $2.7 million for the six months ended December 31, 2013 as compared to $2.6 million for the six months ended December 31, 2012, primarily due to an increase in debit card fees resulting from continued growth in the number of checking accounts with debit cards. Noninterest income increased $20,000, or 1.5%, for the three months ended December 31, 2013 as compared to December 31, 2012 and totaled $1.3 million for both periods. When comparing the three months ended December 31, 2013 and 2012, the increase in debit cards fees was offset by a decrease in service charges on deposit accounts.
•	Noninterest expense increased $144,000, or 1.9%, when comparing the six months ended December 31, 2013 and 2012 and totaled $7.5 million and $7.4 million, respectively. The increase was primarily due to an increase in salaries and employee benefits of $184,000, resulting from expenses recognized for the Company’s phantom stock option plan as well as various other employee benefits, and was partially offset by a decrease in medical benefits resulting from the implementation of a self-insurance plan during 2013. The increase was also due to a $114,000 increase in legal and professional fees resulting from an increase in consulting services utilized during the six months ended December 31, 2013. This increase was partially offset by a $155,000 decrease in service and data processing fees due to lower debit card processing fees resulting from the renegotiation of the contract between the Company and its vendor which provided for reduced fees during the six months ended December 31, 2013. It is expected that these fees will increase in subsequent periods as these incentives have expired. Noninterest expense remained unchanged when comparing the three months ended December 31, 2013 and 2012 and totaled $3.7 million for both periods. Similar to results for the six months ended December 31, 2013, salaries and employee benefits increased $63,000 and legal and professional fees increased $66,000 and service and data processing fees decrease $94,000 when comparing the three months ended December 31, 2013 and 2012.
•	Total assets of the Company were $652.7 million at December 31, 2013 as compared to $633.6 million at June 30, 2013, an increase of $19.1 million, or 3.0%.
•	Securities available for sale and held to maturity amounted to $231.0 million, or 35.4% of assets, at December 31, 2013 as compared to $246.2 million, or 38.9% of assets, at June 30, 2013, a decrease of $15.2 million, or 6.2%.
•	Net loans receivable increased $27.7 million, or 7.7%, to $387.1 million at December 31, 2013 from $359.4 million at June 30, 2013. The loan growth experienced during the six months consisted primarily of $11.3 million in nonresidential real estate loans, $13.3 million in residential mortgage loans, $692,000 in construction loans, $243,000 in home equity loans, $189,000 in consumer loans and $2.6 million in commercial loans, and was partially offset by an $817,000 decrease in multi-family mortgage loans.
•	Total deposits decreased $9.0 million, or 1.6%, to $549.4 million at December 31, 2013 from $558.4 million at June 30, 2013. Certificates of deposits decreased $5.8 million, or 10.3%, to $50.4 million at December 31, 2013 from $56.2 million at June 30, 2013.
•	The Company had $31.7 million of overnight borrowings, and $8.5 million of long-term borrowings, with the Federal Home Loan Bank at December 31, 2013 compared to $10.6 million of overnight borrowings and $4.0 million of long-term borrowings at June 30, 2013.
•	Total shareholders’ equity increased $2.3 million to $58.4 million, or 8.9% of total assets, at December 31, 2013, from total equity of $56.1 million, or 8.9% of total assets, at June 30, 2013.

Greene County Bancorp, Inc. is the direct and indirect holding company, respectively, for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, headquartered in Catskill, New York.  Our primary market area is the Hudson Valley Region of New York State.  For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

 (END)

	At or for the Six		At or for the Three
	Months Ended December 31,		Months Ended December 31,
	2013	2012	2013	2012
Dollars In thousands, except share and per share data
Interest income	$11,777	$12,238	$5,951	$6,107
Interest expense	1,160	1,476	582	737
Net interest income	10,617	10,762	5,369	5,370
Provision for loan losses	821	985	508	541
Noninterest income	2,666	2,575	1,316	1,296
Noninterest expense	7,563	7,419	3,751	3,746
Income before taxes	4,899	4,933	2,426	2,379
Tax provision	1,420	1,500	701	710
Net Income	$3,479	$3,433	$1,725	$1,669

Basic EPS	$0.83	$0.82	$0.41	$0.40
Weighted average shares outstanding	4,199,349	4,184,747	4,203,985	4,185,562

Diluted EPS	$0.82	$0.81	$0.41	$0.39
Weighted average diluted shares outstanding	4,237,766	4,223,329	4,240,216	4,225,746

Dividends declared per share [3]	$0.350	$0.350	$0.175	$0.175

Selected Financial Ratios
Return on average assets[1]	1.08%	1.13%	1.06%	1.07%
Return on average equity[1]	12.20%	12.79%	11.97%	12.30%
Net interest rate spread[1]	3.32%	3.58%	3.32%	3.47%
Net interest margin[1]	3.39%	3.67%	3.39%	3.55%
Efficiency ratio[2]	56.94%	55.63%	56.11%	56.20%
Non-performing assets to total assets	1.05%	1.16%
Non-performing loans to net loans	1.62%	2.04%
Allowance for loan losses to non-performing loans	114.70%	95.60%
Allowance for loan losses to total loans	1.82%	1.91%
Shareholders’ equity to total assets	8.95%	8.75%
Dividend payout ratio[3]	42.17%	42.68%
Book value per share	$13.88	$13.05

1 Ratios are annualized when necessary
2 Noninterest expense divided by the sum of net interest income and noninterest income.
3 The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the owner of 54.8% of the Company’s shares outstanding.  The MHC waived its right to receive dividends declared during the six months ended December 31, 2013, but did not waive its right to receive dividends declared during the six months ended December 31, 2012.

	As of December 31, 2013	As of June 30, 2013
(Dollars In thousands)
Assets
Total cash and cash equivalents	$11,676	$6,222
Long term certificate of deposit	250	250
Securities- available for sale, at fair value	52,301	69,644
Securities- held to maturity, at amortized cost	178,658	176,519
Federal Home Loan Bank stock, at cost	2,540	1,388

Gross loans receivable	393,438	365,839
Less: Allowance for loan losses	(7,171)	(7,040)
Unearned origination fees and costs, net	816	627
Net loans receivable	387,083	359,426

Premises and equipment	14,354	14,349
Accrued interest receivable	2,754	2,663
Foreclosed real estate	600	296
Prepaid expenses and other assets	2,478	2,848
Total assets	$652,694	$633,605

Liabilities and shareholders’ equity
Noninterest bearing deposits	$59,198	$57,926
Interest bearing deposits	490,237	500,513
Total deposits	549,435	558,439

Borrowings from FHLB, short term	31,700	10,600
Borrowings from FHLB, long term	8,500	4,000
Accrued expenses and other liabilities	4,651	4,458
Total liabilities	594,286	577,497
Total shareholders’ equity	58,408	56,108
Total liabilities and shareholders’ equity	$652,694	$633,605
Common shares outstanding	4,208,571	4,192,654
Treasury shares	97,099	113,016